Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeff Macdonald	Blaine Davis
	Communications	Investor Relations
	212-546-4824	212-546-4631
	jeffrey.macdonald@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB COMPANY REPORTS FINANCIAL RESULTS FOR THE

SECOND QUARTER AND FIRST HALF OF 2006

•	Posts Second Quarter 2006 GAAP EPS of $0.34 and Non-GAAP EPS of $0.35

•	Reaffirms 2006 EPS Guidance

•	Approvals of SPRYCEL™ and ATRIPLA™ Highlight Successful Development of Pipeline Compounds

(NEW YORK, July 27, 2006) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the second quarter and six months ended June 30, 2006 and reaffirmed earnings guidance for the full year.

Bristol-Myers Squibb posted second quarter 2006 net sales from continuing operations of $4.9 billion. The company reported second quarter 2006 net earnings from continuing operations of $667 million, or $0.34 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to $991 million, or $0.50 per diluted share for the same period in 2005. On a non-GAAP basis excluding specified items, second quarter 2006 net earnings from continuing operations were $680 million, or $0.35 per diluted share, compared to $933 million, or $0.47 per diluted share for the same period in 2005. The decrease in net earnings in 2006 as compared to 2005 is mainly due to the significantly lower tax rate in 2005 resulting from the benefits realized from the resolution of a tax audit and a one time American Jobs Creation Act related tax adjustment, and continued increased investment in 2006 for pharmaceutical research and development.

“Since the beginning of the year, Bristol-Myers Squibb has launched four important pharmaceutical products. These include novel treatments for cancer and rheumatoid arthritis that were discovered in our own labs, one in-licensed therapy for serious depression in adults, and a once-daily single tablet regimen for HIV-1 that contains our SUSTIVA® product along with two antiretrovirals from Gilead Sciences,” said Peter R. Dolan, chief executive officer, Bristol-Myers Squibb. “The strong productivity of our pipeline and continued solid double-digit growth in sales of our key products PLAVIX®, ABILIFY®, REYATAZ® and ERBITUX®, as well as the solid prospects for our recently approved products, ORENCIA®, BARACLUDE® and SPRYCEL™, are all preparing the company to enter a period of sustained sales and earnings growth over several years, beginning in 2007. We intend to sustain this momentum through continued investment in R&D and new product launches, as we begin to put in place specific plans to realize a minimum of $600 million in additional annual cost savings by 2008.”

For the six months ended June 30, 2006, net sales from continuing operations increased 1%, despite a 1% unfavorable foreign exchange impact, to $9.5 billion compared to the first six months of 2005. Under GAAP, net earnings from continuing operations in the first six months of 2006 were $1.4 billion, or $0.70 per diluted share, compared to $1.5 billion, or $0.78 per diluted share for the same period last year. On a non-GAAP basis, excluding specified items, Bristol-Myers Squibb reported net earnings from continuing operations of $1.3 billion, or $0.67 per diluted share for the six months ended June 30, 2006, compared to $1.6 billion, or $0.81 per diluted share for the same period last year.

NEW PRODUCT AND PIPELINE DEVELOPMENTS

In May, the U.S. Food and Drug Administration (FDA) approved a supplemental Biologics License Application (sBLA) that permits a third party to manufacture ORENCIA® (abatacept) at an additional facility. ORENCIA® is a novel biologic agent for the treatment of rheumatoid arthritis that was launched in the U.S. in February. The facility will support increased production capacity necessary to meet expected long-term demand for ORENCIA®. As a result, the company expanded from a single-source distribution system, which will enable physicians and healthcare providers to more easily obtain ORENCIA® through their normal supply channels. Initial market reaction to ORENCIA® has been positive, and the company expects to see continued growth as physicians, healthcare professionals and patients become more familiar with ORENCIA®.

On June 28, the FDA granted accelerated approval of SPRYCEL™ (dasatinib), an oral inhibitor of multiple tyrosine kinases, for the treatment of adults with chronic, accelerated, or myeloid or lymphoid blast phase chronic myeloid leukemia (CML) with resistance or intolerance to prior therapy, including GLEEVEC® (imatinib mesylate). The FDA also granted approval of SPRYCEL™ for the treatment of adults with Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ALL) with resistance or intolerance to prior therapy. Ph+ALL is a rapidly progressive cancer of the blood and bone marrow, usually occurring in adults.

In June, the company also received approval from the European Commission for BARACLUDE® for the treatment of chronic hepatitis B virus infection. BARACLUDE® was also approved in Japan in July. BARACLUDE® is currently approved in more than 40 countries worldwide, including the United States and China.

In June, the company announced plans to locate its new large-scale, expandable, multi-product bulk biologics manufacturing facility in Devens, Massachusetts, subject to final agreement between the company and the State. Construction is expected to begin later this year, and the facility is projected to be operationally complete in 2009. Commercial production of biologic compounds is anticipated to begin in 2011.

On July 12, Bristol-Myers Squibb and Gilead Sciences, Inc. announced FDA approval of ATRIPLA™ (efavirenz 600 mg/ emtricitabine 300 mg / tenofovir disoproxil fumarate 200 mg) for the treatment of human immunodeficiency virus (HIV) infection in adults. ATRIPLA™ is the first-ever once-daily single tablet three drug regimen for HIV intended as a stand-alone therapy or in combination with other antiretrovirals. The product combines SUSTIVA® (efavirenz), manufactured by Bristol-Myers Squibb, and TRUVADA® (emtricitabine and tenofovir disoproxil fumarate), manufactured by Gilead Sciences.

SECOND QUARTER RESULTS

•	Second quarter 2006 net sales from continuing operations remained constant at $4.9 billion compared to the same period in 2005. U.S. net sales increased 5% to $2.8 billion for the quarter compared to 2005, driven by the strong performance of pharmaceutical growth drivers and nutritional products, while international net sales decreased 7% to $2.1 billion.

•	Marketing, selling and administrative expenses decreased by 7% to $1.2 billion in the second quarter of 2006 compared to the same period in 2005, mainly due to the reclassification of certain costs from marketing, selling and administrative expenses to cost of products sold and lower sales force expenses resulting from the previously announced restructuring of the U.S. primary care sales organization that became effective in March 2006.

•	Advertising and product promotion spending decreased by 4% to $352 million in the second quarter of 2006 from $365 million in the same period in 2005, primarily driven by the divestiture of the U.S. and Canadian Consumer Medicines business in 2005 and lower spending on mature brands, despite increased investments in growth drivers and new products including ORENCIA® and SPRYCEL™.

•	Research and development expenses increased by 14% to $740 million in the second quarter of 2006 from $649 million in the same period in 2005, principally reflecting continued investments in late-stage compounds. Investment in pharmaceutical research and development equaled 17.8% of pharmaceutical sales in the second quarter of 2006, compared to 15.6% in the same period in 2005.

•	In the second quarter of 2006, the company recorded pre-tax charges of $22 million related to the adoption of a new accounting standard for stock option expensing that became effective on January 1, 2006. The charges were recorded in cost of products sold, marketing, selling and administrative expenses, and research and development expenses.

INCOME TAXES

The effective income tax rate on earnings from continuing operations before minority interest and income taxes was 23.1%

and -1.9% for the three months ended June 30, 2006 and 2005, respectively.

The higher effective tax rate was primarily driven by a net tax benefit in 2005 resulting from the resolution of certain tax contingencies on the completion of examinations by the Internal Revenue Service and an adjustment to the tax provision for the special one-time repatriation of foreign earnings.

SPECIFIED ITEMS

In the three months ended June 30, 2006 and 2005, the company recorded specified income and expense items that affected the comparability of the results.

The pre-tax specified items in 2006 included:

•	$24 million in charges primarily related to accelerated depreciation, and downsizing and streamlining of worldwide operations; and

•	$14 million income from a settlement of a litigation matter.

The pre-tax specified items in 2005 included:

•	$269 million charges for increase in litigation reserves, primarily for wholesaler inventory and various accounting matters;

•	$85 million net charges primarily associated with early debt retirement costs in connection with the repurchase of the company’s $2.5 billion Notes due 2006; and

•	$295 million income from insurance recoveries, primarily for wholesaler inventory and various accounting matters.

For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the company’s website.

PHARMACEUTICALS

Worldwide pharmaceutical sales decreased 1% to $3.9 billion in the second quarter of 2006 compared to the same period in 2005.

U.S. pharmaceutical sales increased 5% to $2.2 billion in the second quarter of 2006 compared to the same period in 2005, primarily due to the continued growth of PLAVIX®, AVAPRO®/AVALIDE®, ERBITUX®, ABILIFY®, REYATAZ® and SUSTIVA®, and sales of new products EMSAM® and ORENCIA®, partially offset by the loss of exclusivity of PRAVACHOL®. In aggregate, estimated wholesaler inventory levels of the company’s key pharmaceutical products sold by the U.S. Pharmaceutical business at the end of the second quarter remained stable at slightly over two weeks.

International pharmaceutical sales decreased 8% to $1.7 billion for the second quarter of 2006 compared to the same period in 2005. The sales decrease was mainly due to a decline in PRAVACHOL® and TAXOL® sales resulting from increased generic competition in Europe, partially offset by increased sales of newer products including REYATAZ® and ABILIFY®. The company’s reported international sales do not include copromotion sales reported by its alliance partner, sanofi-aventis, for PLAVIX® and AVAPRO®/AVALIDE®, which continue to show growth in the second quarter of 2006.

Pharmaceutical Growth Drivers

Worldwide sales of the products that the company views as current and future growth drivers increased to 56% of worldwide pharmaceutical sales in the second quarter of 2006, compared to 45% in the same period in 2005. U.S. sales of these growth drivers accounted for approximately 78% and 66% of total U.S. pharmaceutical sales in the second quarter of 2006 and 2005, respectively.

•	Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with sanofi-aventis, increased 18% to $1,145 million in the second quarter of 2006 from $968 million in the same period in 2005, primarily due to increased demand. Estimated total U.S. prescription demand increased approximately 14% compared to 2005.

•	Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, also part of the sanofi-aventis alliance, increased 9%, including a 1% favorable foreign exchange impact, to $280 million in the second quarter of 2006 from $258 million in the same period in 2005. U.S. sales increased 6% to $167 million in the second quarter of 2006 from $157 million in the same period in 2005, primarily due to wholesaler inventory fluctuations and higher average net selling prices. Estimated total U.S. prescription demand increased approximately 4% compared to 2005, although overall volumes were down due to changes in customer channel strategy. International sales increased 12%, including a 2% favorable foreign exchange impact, to $113 million compared to the same period in 2005.

•	Total revenue for ABILIFY®, an antipsychotic agent for the treatment of schizophrenia, acute bipolar mania and bipolar disorder, increased 35% to $324 million in the second quarter of 2006 from $240 million in the same period in 2005. U.S. sales increased 34% to $267 million in the second quarter 2006 from $200 million in the same period in 2005, primarily due to higher demand and higher average net selling prices. Estimated total U.S. prescription demand increased approximately 21% compared to the same period last year. Total revenue for ABILIFY® primarily consists of alliance revenue representing the company’s 65% share of net sales in countries where it copromotes with Otsuka Pharmaceutical Co., Ltd.

•	Sales of REYATAZ®, a protease inhibitor for the treatment of HIV, increased 29% to $236 million in the second quarter of 2006 from $183 million in the same period in 2005, primarily due to increased demand in the U.S. and Europe. Estimated total U.S. prescription demand increased approximately 18% compared to 2005. European sales increased 42% to $74 million in the second quarter of 2006 from $52 million in the same period in 2005.

•	Sales of ERBITUX®, which is sold by the company almost exclusively in the U.S., increased 76% to $172 million in the second quarter of 2006 from $98 million in the same period in 2005, driven by usage in the treatment of head and neck cancer, an indication that was approved by the FDA in March 2006, augmented by the continued growth for the treatment of colorectal cancer. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone Systems Incorporated.

Other Pharmaceuticals

Pharmaceutical products other than those the company views as current and future growth drivers are generally more mature products.

•

Sales of PRAVACHOL®, an HMG Co-A reductase inhibitor, decreased 48% to $323 million in the second quarter of 2006 from $625 million in the same period in 2005. U.S. sales decreased 64% to $128 million in the second quarter of 2006 from $353 million in the same period in 2005, mainly as a result of market exclusivity expiration in April 2006. Estimated total U.S. prescriptions declined by approximately 58% compared to 2005. International sales decreased 28%, including a 1%

unfavorable foreign exchange impact, to $195 million in the second quarter of 2006 from $272 million in the same period in 2005, reflecting generic competition in key European markets.

•	Sales of TAXOL®, an anti-cancer agent sold almost exclusively in non-U.S. markets, decreased 20%, including a 2% unfavorable foreign exchange impact, to $149 million in the second quarter of 2006 from $186 million in the same period in 2005, primarily due to increased generic competition in Europe.

•	Sales of SUSTIVA®, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, increased 16% to $193 million in the second quarter of 2006 from $167 million in the same period in 2005. Estimated total U.S. prescription growth was approximately 7% for the second quarter of 2006. On July 12, the FDA approved ATRIPLA™, a combination therapy that includes SUSTIVA®.

HEALTH CARE GROUP

The combined second quarter 2006 revenues from the Health Care Group increased 1% to $1,012 million compared to the same period in 2005. Excluding a 6% unfavorable impact from the divestiture of the U.S. and Canadian consumer medicines business in the third quarter of 2005, Health Care Group sales increased 7% in the second quarter of 2006.

Nutritionals

•	Worldwide Nutritional sales increased 6%, including a 1% favorable foreign exchange impact, to $582 million in the second quarter of 2006 from $548 million in the same period in 2005. U.S. Nutritional sales increased 6% to $282 million in the second quarter of 2006, primarily due to increased sales of ENFAMIL®, the company’s best-selling infant formula. International Nutritional sales increased 7% to $300 million in the second quarter of 2006, including a 2% favorable foreign exchange impact, primarily due to increased sales of toddlers and children’s nutritional products and follow-on formulas.

Other Health Care

•	Worldwide ConvaTec sales increased 6%, despite a 1% unfavorable foreign exchange impact, to $262 million in the second quarter of 2006 from $247 million in the same period in 2005.

•	Worldwide Medical Imaging sales increased 11% to $168 million in the second quarter of 2006 from $151 million in the same period in 2005. This increase was due to the growth in the sale of TechneLite® technetium Tc99m Generators, partly resulting from gain in market share following a competitor’s temporary withdrawal from the market up to April of this year, and the growth of DEFINITY®, during a competitor’s continued temporary withdrawal from the market. CARDIOLITE® sales decreased 3% from the same period in 2005.

2006 GUIDANCE

Bristol-Myers Squibb reaffirms its 2006 full year earnings guidance of fully-diluted earnings per share from continuing operations to be between $1.15 and $1.25 on an adjusted non-GAAP basis, which excludes specified items as discussed under “Use of Non-GAAP Financial Information.”

The company also reaffirms its 2006 fully-diluted earnings per share range to be between $1.15 and $1.25, when adding back specified items. These specified items are expected to have no net impact on the company’s estimated earnings guidance for 2006. Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website. This information does not include other specified items that may occur during the rest of the year.

Anticipated sales declines due to continued exclusivity losses during 2006 are expected to be more or less offset by growth in sales of the company’s growth drivers and new products. The gross margin is expected to stabilize as the relatively high margins realized on the sale of the growth drivers and certain new products more or less offset lost margins from older products that have lost or are expected to lose exclusivity. Earnings will be adversely affected by investment in the development of additional new compounds, investments to develop and support the introduction of new products, the impact from the adoption of stock option expensing under the new accounting standard and the impact on future earnings from the sale of DOVONEX®.

As previously disclosed, the company has experienced substantial revenue losses due to the expiration of market exclusivity protection for certain of its products. The company expects substantial incremental revenue losses in 2006, representing continuing declines in revenues from products that lost market exclusivity in previous years, as well as declines in revenues of certain additional products that have lost market exclusivity this year. For 2006, the company estimates reductions of net sales in the range of $1.4 billion to $1.5 billion from the 2005 levels for products that have lost exclusivity protection in 2004, 2005 or 2006, primarily PRAVACHOL®, TAXOL® and CEFZIL®. The timing and amounts of sales reductions from exclusivity losses, their realization in particular periods and the eventual levels of remaining sales revenues are uncertain and dependent on the levels of sales at the time exclusivity protection ends, the timing and degree of development of generic competition (speed of approvals, market entry and impact) and other factors.

The company’s expectations for future sales growth include increases in sales of PLAVIX®, which had net sales of $3.8 billion for 2005, and is currently the company’s largest product ranked by net sales. The composition of matter patent for PLAVIX®, which expires in 2011, is currently the subject of litigation in the United States. As previously disclosed, the Apotex litigation has been suspended pending possible finalization of the previously announced proposed settlement among the parties. The proposed settlement is subject to certain conditions, including antitrust review and clearance by the Federal Trade Commission (FTC) and state attorneys general. In the response to concerns raised by the FTC and state attorneys general to that proposed settlement agreement, the company, sanofi-aventis and Apotex have amended the agreement. The modified agreement remains under review by the FTC and the state attorneys general. There is no assurance that the terms of the modified agreement will address all the concerns of the FTC or the state attorneys general. There remains significant risk that antitrust clearance will not be obtained. In such event, the proposed settlement would be terminated, and the litigation would be reinstated. If the litigation were reinstated, sanofi-aventis and Bristol-Myers Squibb intend to vigorously pursue enforcement of their patent rights in PLAVIX®. Additional patent proceedings involving PLAVIX® are ongoing in the United States and in less significant markets for the product. The company continues to believe that the PLAVIX® patents are valid and infringed, and with its alliance partner and patent-holder sanofi-aventis, is vigorously pursuing these cases. It is not possible at this time reasonably to assess the ultimate outcome of these litigations, or the timing of potential generic competition for PLAVIX®.

The company learned yesterday that the Antitrust Division of the United States Department of Justice is conducting a criminal investigation regarding the proposed settlement of the Apotex litigation described above.

The company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations, including the matters described above. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the company is reasonably likely to be material to the company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The company’s expectations for 2006 described above do not reflect the potential impact of litigation on the company’s results of operations.

For additional discussion of legal matters including PLAVIX® patent litigation, see “Item 8. Financial Statements and Supplementary Data - Note 17 Legal Proceedings and Contingencies” in the company’s Form 10-Q Quarterly Report for the period ended March 31, 2006.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings and earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of businesses and product lines; from sale or write-down of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; copromotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; and significant tax events, including the repatriation of special dividends pursuant to the American Jobs Creation Act of 2004. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s operational results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing and sales, patent positions and litigation, including the outcome of the PLAVIX® litigation in the U.S., the ability to realize projected cost savings by 2008 discussed in this press release and the expiration of patents on certain other products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on July 27, 2006 at 10:00 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 913-312-1294. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Tony Plohoros, 212-546-4379, or Jeff Macdonald, 212-546-4824, Communications, or John Elicker, 212-546-3775, or Blaine Davis, 212-546-4631, Investor Relations.

# # #

ABILIFY® is a trademark of Otsuka Pharmaceutical Company, Ltd.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

EMSAM® is a trademark of Somerset Pharmaceuticals, Inc.

GLEEVEC® is a trademark of Novartis, Inc.

TRUVADA® is a trademark of Gilead Sciences, Inc.

ATRIPLA is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005

(Unaudited, dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Pharmaceuticals	$3,859	$3,886	$7,559	$7,464

Nutritionals	582	548	1,147	1,074
Other Health Care	430	455	841	883

Health Care Group	1,012	1,003	1,988	1,957

Net Sales	$4,871	$4,889	$9,547	$9,421

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three and six months ended June 30, 2006 compared to the three and six months ended June 30, 2005. In addition, the table includes, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the company’s U.S. primary care pharmaceutical prescription products. The estimated prescription growth amounts are based on third-party data. A significant portion of the company’s domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total Prescriptions vs. 2005
Three Months Ended June 30,	2006	2005	% Change	2006	2005	% Change
Pharmaceuticals
Cardiovascular
Plavix	$1,145	$968	18%	$988	$823	20%	14%
Pravachol	323	625	(48)%	128	353	(64)%	(58)%
Avapro/Avalide	280	258	9%	167	157	6%	4%
Coumadin	55	50	10%	46	42	10%	(21)%
Monopril	49	54	(9)%	1	2	(50)%	(54)%
Virology
Reyataz	236	183	29%	122	98	24%	18%
Sustiva	193	167	16%	115	97	19%	7%
Zerit	41	59	(31)%	18	26	(31)%	(29)%
Baraclude	14	5	180%	9	5	80%	* *
Other Infectious Diseases
Cefzil	23	54	(57)%	(1)	30	(103)%	(95)%
Oncology
Erbitux	172	98	76%	172	97	77%	N/A
Taxol	149	186	(20)%	4	4	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	324	240	35%	267	200	34%	21%
EMSAM	12	—	—	12	—	—	N/A
Immunoscience
Orencia	18	—	—	18	—	—	N/A
Other Pharmaceuticals
Efferalgan	62	55	13%	—	—	—	N/A
Nutritionals
Enfamil	253	250	1%	174	171	2%	N/A
Enfagrow	59	49	20%	—	—	—	N/A
Other Health Care
Ostomy	141	139	1%	41	38	8%	N/A
Wound Therapeutics	107	103	4%	34	29	17%	N/A
Cardiolite	105	108	(3)%	91	96	(5)%	N/A

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total Prescriptions vs. 2005
Six Months Ended June 30,	2006	2005	% Change	2006	2005	% Change
Pharmaceuticals
Cardiovascular
Plavix	$2,131	$1,782	20%	$1,838	$1,496	23%	14%
Pravachol	859	1,145	(25)%	430	611	(30)%	(37)%
Avapro/Avalide	513	454	13%	306	259	18%	5%
Coumadin	110	99	11%	93	84	11%	(23)%
Monopril	97	113	(14)%	3	5	(40)%	(55)%
Virology
Reyataz	443	332	33%	241	190	27%	19%
Sustiva	368	340	8%	223	200	12%	5%
Zerit	81	118	(31)%	37	52	(29)%	(31)%
Baraclude	25	5	* *	18	5	* *	* *
Other Infectious Diseases
Cefzil	46	136	(66)%	(6)	80	(108)%	(88)%
Oncology
Erbitux	310	185	68%	308	184	67%	N/A
Taxol	296	391	(24)%	8	8	—	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	607	428	42%	498	361	38%	25%
EMSAM	12	—	—	12	—	—	N/A
Immunoscience
Orencia	23	—	—	23	—	—	N/A
Other Pharmaceuticals
Efferalgan	130	143	(9)%	—	—	—	N/A
Nutritionals
Enfamil	490	485	1%	329	333	(1)%	N/A
Enfagrow	126	99	27%	—	—	—	N/A
Other Health Care
Ostomy	264	266	(1)%	75	72	4%	N/A
Wound Therapeutics	205	200	3%	64	59	8%	N/A
Cardiolite	208	210	(1)%	182	187	(3)%	N/A

**	Change is in excess of 200%

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005

(Unaudited, amounts in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net Sales	$4,871	$4,889	$9,547	$9,421

Cost of products sold	1,568	1,483	3,044	2,850
Marketing, selling and administrative	1,181	1,268	2,419	2,451
Advertising and product promotion	352	365	647	683
Research and development	740	649	1,490	1,302
Provision for restructuring, net	3	2	4	5
Litigation (income)/charges, net	(14)	(26)	(35)	98
Gain on sale of businesses	—	—	(200)	—
Equity in net income of affiliates	(125)	(87)	(218)	(156)
Other expense, net (a)	56	105	93	130

	3,761	3,759	7,244	7,363

Earnings from Continuing Operations Before Minority Interest and Income Taxes	1,110	1,130	2,303	2,058
Provision (benefit) for income taxes	256	(21)	584	247
Minority interest, net of taxes	187	160	338	282

Earnings from Continuing Operations	667	991	1,381	1,529

Discontinued Operations
Loss, net of taxes	—	—	—	(5)
Net Gain on Disposal	—	13	—	13

	—	13	—	8

Net Earnings	$667	$1,004	$1,381	$1,537

Earnings per Common Share:
Basic:
Earnings from Continuing Operations	$0.34	$0.51	$0.71	$0.79
Discontinued Operations
Loss, net of taxes	—	—	—	—
Net Gain on Disposal	—	—	—	—

Net Earnings per Common Share	$0.34	$0.51	$0.71	$0.79

Diluted:
Earnings from Continuing Operations	$0.34	$0.50	$0.70	$0.78
Discontinued Operations
Loss, net of taxes	—	—	—	—
Net Gain on Disposal	—	—	—	—

Net Earnings per Common Share	$0.34	$0.50	$0.70	$0.78

Average Common Shares Outstanding:
Basic	1,960	1,952	1,959	1,950
Diluted	1,994	1,984	1,992	1,982
__________
(a) Other expense, net
Interest expense	$124	$73	$240	$170
Interest income	(65)	(23)	(127)	(68)
Foreign exchange transaction losses	23	35	11	47
Other (income)/expense, net	(26)	20	(31)	(19)

	$56	$105	$93	$130

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED JUNE 30, 2006 AND 2005

(Unaudited, dollars in millions)

Three months ended June 30, 2006

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation income	Total
Litigation Matters:
Commercial litigation	$—	$—	$—	$(14)	$(14)

Other:
Accelerated depreciation	20	1	—	—	21
Downsizing and streamlining of worldwide operations	—	—	3	—	3

	$20	$1	$3	$(14)	10

Income taxes on items above					3

Reduction to Net Earnings from Continuing Operations					$13

Three months ended June 30, 2005

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation (income)/ charges, net	Other (income) / expense, net	Total
Litigation Matters:
Private litigations and governmental investigations	$—	$—	$—	$249	$—	$249
ERISA litigation and other matters	—	—	—	20	—	20
Insurance recoveries	—	—	—	(295)	—	(295)

	—	—	—	(26)	—	(26)
Other:
Gain on sale of equity investment	—	—	—	—	(9)	(9)
Loss on sale of fixed assets	—	—	—	—	1	1
Accelerated depreciation and asset impairment	21	1	—	—	—	22
Downsizing and streamlining of worldwide operations	—	—	2	—	—	2
Debt retirement costs	—	—	—	—	69	69

	$21	$1	$2	$(26)	$61	59

Income taxes on items above						18
Adjustment to taxes on repatriation of foreign earnings						(135)

Increase to Net Earnings from Continuing Operations						$(58)

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE SIX MONTHS ENDED JUNE, 2006 AND 2005

(Unaudited, dollars in millions)

Six months ended June 30, 2006

	Cost of products sold	Research and development	Marketing, selling and admin.	Provision for restructuring, net	Litigation income	Other (income)/ expense, net	Gain on sale of product asset	Total
Litigation Matters:
Insurance recovery	$—	$—	$—	$—	$(21)	$—	$—	$(21)
Commercial litigations	—	—	—	—	(14)	40	—	26

	—	—	—	—	(35)	40	—	5

Other:
Accelerated depreciation, asset impairment and contract termination	66	1	4	—	—	—	—	71
Downsizing and streamlining of worldwide operations	—	—	—	4	—	—	—	4
Upfront and milestone payments	—	18	—	—	—	—	—	18
Gain on sale of product asset	—	—	—	—	—	—	(200)	(200)

	$66	$19	$4	$4	$(35)	$40	$(200)	(102)

Income taxes on items above								52
Minority interest, net of taxes								(13)

Increase to Net Earnings from Continuing Operations								$(63)

Six months ended June 30, 2005

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation (income)/ charges, net	Other (income) / expense, net	Total
Litigation Matters:
Private litigations and governmental investigations	$—	$—	$—	$373	$—	$373
ERISA liability and other matters	—	—	—	20	—	20
Insurance recoveries	—	—	—	(295)	—	(295)

	—	—	—	98	—	98
Other:
Gain on sale of equity investment	—	—	—	—	(27)	(27)
Loss on sale of fixed assets	—	—	—	—	17	17
Accelerated depreciation and asset impairment	34	2	—	—	—	36
Downsizing and streamlining of worldwide operations	—	—	5	—	—	5
Upfront and milestone payments	—	35	—	—	—	35
Debt retirement costs	—	—	—	—	69	69

	$34	$37	$5	$98	$59	233

Income taxes on items above						(24)
Adjustment to taxes on repatriation of foreign earnings						(135)

Reduction to Net Earnings from Continuing Operations						$74